                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 SCHEDULE 13D/A


                    Under the Securities Exchange Act of 1934
                                (Amendment No. 7)



                         FIRST COMMONWEALTH CORPORATION
                                (Name of Issuer)


                                  COMMON STOCK
                         (Title of Class of Securities)


                                    319828208
                                 (CUSIP Number)

                                   Jill Martin
                          First Southern Bancorp, Inc.
                 P.O. Box 328, Stanford, KY 40484 (606-365-3555)
       (Name, Address and Telephone Number of Person Authorized to Receive
                           Notices and Communications)

                                  June 12, 2002
             (Date of Event which requires filing of this Statement)

If the filing person has previously filed a Statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this Schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g) check the following box [ ]

CUSIP No. 319828208            13D                           Page 2 of 18 Pages
- ------------------------------------------------------------------------------
1             NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              First Southern Holdings, LLC
- ------------------------------------------------------------------------------
2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
              (a)  [ ]
              (b)  [X]
- ------------------------------------------------------------------------------
3             SEC USE ONLY
- ------------------------------------------------------------------------------
4             SOURCE OF FUNDS
              OO
- ------------------------------------------------------------------------------
5             CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
              REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
              [ ]
- ------------------------------------------------------------------------------
6             CITIZENSHIP OR PLACE OF ORGANIZATION
              Kentucky
- ------------------------------------------------------------------------------
                           7    SOLE VOTING POWER
NUMBER OF                           0
SHARES         --------------------------------------------------
BENEFICIALLY               8    SHARED VOTING POWER
OWNED BY                            0
EACH           --------------------------------------------------
REPORTING                  9    SOLE DISPOSITIVE POWER
PERSON                              0
WITH           --------------------------------------------------
                           10   SHARED DISPOSITIVE POWER
                                    0
- ------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON
           0
- ------------------------------------------------------------------------------
12         CHECK IF THE  AGGREGATE  AMOUNT  IN  ROW 11
           EXCLUDES CERTAIN
           SHARES (SEE INSTRUCTIONS)     [ ]
- ------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
           0%
- ------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON
           OO
- ------------------------------------------------------------------------------

CUSIP No. 319828208            13D                           Page 3 of 18 Pages
- ------------------------------------------------------------------------------
1             NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              First Southern Funding, LLC
- ------------------------------------------------------------------------------
2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
              (a)  [ ]
              (b)  [X]
- ------------------------------------------------------------------------------
3             SEC USE ONLY
- ------------------------------------------------------------------------------
4             SOURCE OF FUNDS
              OO
- ------------------------------------------------------------------------------
5             CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
              REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
              [ ]
- ------------------------------------------------------------------------------
6             CITIZENSHIP OR PLACE OF ORGANIZATION
              Kentucky
- ------------------------------------------------------------------------------
                           7    SOLE VOTING POWER
NUMBER OF                           0
SHARES         --------------------------------------------------
BENEFICIALLY               8    SHARED VOTING POWER
OWNED BY                            0
EACH           --------------------------------------------------
REPORTING                  9    SOLE DISPOSITIVE POWER
PERSON                              0
WITH           --------------------------------------------------
                           10   SHARED DISPOSITIVE POWER
                                    0
- ------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON
           0
- ------------------------------------------------------------------------------
12         CHECK IF THE  AGGREGATE  AMOUNT  IN  ROW 11
           EXCLUDES CERTAIN
           SHARES (SEE INSTRUCTIONS)     [ ]
- ------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
           0%
- ------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON
           OO
- ------------------------------------------------------------------------------

CUSIP No.  319828208              13D                        Page 4 of 18 Pages
--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             First Southern Bancorp, Inc.
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
             (a)  [ ]
             (b)  [X]
--------------------------------------------------------------------------------
3            SEC USE ONLY
--------------------------------------------------------------------------------
4            SOURCE OF FUNDS
             WC, BK
--------------------------------------------------------------------------------
5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
             REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
             [ ]
--------------------------------------------------------------------------------
6            CITIZENSHIP OR PLACE OF ORGANIZATION
             Kentucky
--------------------------------------------------------------------------------
                           7    SOLE VOTING POWER
NUMBER OF                           0
SHARES         --------------------------------------------------
BENEFICIALLY               8    SHARED VOTING POWER
OWNED BY                            0
EACH           --------------------------------------------------
REPORTING                  9    SOLE DISPOSITIVE POWER
PERSON                              0
WITH           --------------------------------------------------
                           10   SHARED DISPOSITIVE POWER
                                    0
--------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON
           0
--------------------------------------------------------------------------------
12         CHECK IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
           CERTAIN SHARES (SEE INSTRUCTIONS)     [ ]
--------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
           0%
--------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON
           HC
--------------------------------------------------------------------------------

CUSIP No. 319828208              13D                         Page 5 of 18 Pages
--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Jesse T. Correll
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a)  [ ]
            (b)  [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           SOURCE OF FUNDS
            AF
--------------------------------------------------------------------------------
5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
            [ ]
--------------------------------------------------------------------------------
6           CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
--------------------------------------------------------------------------------
                           7    SOLE VOTING POWER
NUMBER OF                           0
SHARES         --------------------------------------------------
BENEFICIALLY               8    SHARED VOTING POWER
OWNED BY                            0
EACH           --------------------------------------------------
REPORTING                  9    SOLE DISPOSITIVE POWER
PERSON                              0
WITH           --------------------------------------------------
                           10   SHARED DISPOSITIVE POWER
                                    0
--------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON
           0
--------------------------------------------------------------------------------
12         CHECK IF THE  AGGREGATE  AMOUNT  IN  ROW 11
           EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)     [ ]
--------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
           0%
--------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON
           IN
--------------------------------------------------------------------------------

CUSIP No. 319828208              13D                         Page 6 of 18 Pages
--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             First Southern Capital Corp., LLC
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
             (a)  [ ]
             (b)  [X]
--------------------------------------------------------------------------------
3            SEC USE ONLY
--------------------------------------------------------------------------------
4            SOURCE OF FUNDS
             OO
--------------------------------------------------------------------------------
5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
             REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
             [ ]
--------------------------------------------------------------------------------
6            CITIZENSHIP OR PLACE OF ORGANIZATION
             Kentucky
--------------------------------------------------------------------------------
                           7    SOLE VOTING POWER
NUMBER OF                           0
SHARES         --------------------------------------------------
BENEFICIALLY               8    SHARED VOTING POWER
OWNED BY                            0
EACH           --------------------------------------------------
REPORTING                  9    SOLE DISPOSITIVE POWER
PERSON                              0
WITH           --------------------------------------------------
                           10   SHARED DISPOSITIVE POWER
                                    0
--------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON
           0
--------------------------------------------------------------------------------
12         CHECK IF THE  AGGREGATE  AMOUNT  IN  ROW 11
           EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)     [ ]
--------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
           0%
--------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON
           OO
--------------------------------------------------------------------------------

CUSIP No. 319828208              13D                         Page 7 of 18 Pages
--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            First Southern Investments, LLC
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a)  [ ]
            (b)  [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           SOURCE OF FUNDS
            OO
--------------------------------------------------------------------------------
5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
            [ ]
--------------------------------------------------------------------------------
6           CITIZENSHIP OR PLACE OF ORGANIZATION
            Kentucky
--------------------------------------------------------------------------------
                           7    SOLE VOTING POWER
NUMBER OF                           0
SHARES         --------------------------------------------------
BENEFICIALLY               8    SHARED VOTING POWER
OWNED BY                            0
EACH           --------------------------------------------------
REPORTING                  9    SOLE DISPOSITIVE POWER
PERSON                              0
WITH           --------------------------------------------------
                           10   SHARED DISPOSITIVE POWER
                                    0
--------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON
           0
--------------------------------------------------------------------------------
12         CHECK IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
           CERTAIN SHARES (SEE INSTRUCTIONS)      [ ]
--------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
           0%
--------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON
           OO
--------------------------------------------------------------------------------

CUSIP No.  319828208              13D                        Page 8 of 18 Pages
--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Dyscim, LLC
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
             (a)  [ ]
             (b)  [X]
--------------------------------------------------------------------------------
3            SEC USE ONLY
--------------------------------------------------------------------------------
4            SOURCE OF FUNDS
             OO
--------------------------------------------------------------------------------
5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
             REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
             [ ]
--------------------------------------------------------------------------------
6            CITIZENSHIP OR PLACE OF ORGANIZATION
             Kentucky
--------------------------------------------------------------------------------
                           7    SOLE VOTING POWER
NUMBER OF                           0
SHARES         --------------------------------------------------
BENEFICIALLY               8    SHARED VOTING POWER
OWNED BY                            0
EACH           --------------------------------------------------
REPORTING                  9    SOLE DISPOSITIVE POWER
PERSON                              0
WITH           --------------------------------------------------
                          10   SHARED DISPOSITIVE POWER
                                    0
--------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON
           0
--------------------------------------------------------------------------------
12         CHECK IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
           CERTAIN SHARES (SEE INSTRUCTIONS)     [ ]
--------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
           0%
--------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON
           OO
--------------------------------------------------------------------------------

CUSIP No.  319828208              13D                        Page 9 of 18 Pages
--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             WCorrell, Limited Partnership
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
             (a)  [ ]
             (b)  [X]
--------------------------------------------------------------------------------
3            SEC USE ONLY
--------------------------------------------------------------------------------
4            SOURCE OF FUNDS
             OO
--------------------------------------------------------------------------------
5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
             REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
             [ ]
--------------------------------------------------------------------------------
6            CITIZENSHIP OR PLACE OF ORGANIZATION
             Georgia
--------------------------------------------------------------------------------
                           7    SOLE VOTING POWER
NUMBER OF                           0
SHARES         --------------------------------------------------
BENEFICIALLY               8    SHARED VOTING POWER
OWNED BY                            0
EACH           --------------------------------------------------
REPORTING                  9    SOLE DISPOSITIVE POWER
PERSON                              0
WITH           --------------------------------------------------
                           10   SHARED DISPOSITIVE POWER
                                    0
--------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON
           0
--------------------------------------------------------------------------------
12         CHECK IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
           CERTAIN SHARES (SEE INSTRUCTIONS)     [ ]
--------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
           0%
--------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON
           PN
--------------------------------------------------------------------------------

CUSIP No.  319828208              13D                        Page 10 of 18 Pages
--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Cumberland Lake Shell, Inc.
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
             (a)  [ ]
             (b)  [X]
--------------------------------------------------------------------------------
3            SEC USE ONLY
--------------------------------------------------------------------------------
4            SOURCE OF FUNDS
             OO
--------------------------------------------------------------------------------
5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
             REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
             [ ]
--------------------------------------------------------------------------------
6            CITIZENSHIP OR PLACE OF ORGANIZATION
             Kentucky
--------------------------------------------------------------------------------
                           7    SOLE VOTING POWER
NUMBER OF                           0
SHARES         --------------------------------------------------
BENEFICIALLY               8    SHARED VOTING POWER
OWNED BY                            0
EACH           --------------------------------------------------
REPORTING                  9    SOLE DISPOSITIVE POWER
PERSON                              0
WITH           --------------------------------------------------
                           10   SHARED DISPOSITIVE POWER
                                    0
--------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON
           0
--------------------------------------------------------------------------------
12         CHECK IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
           CERTAIN SHARES (SEE INSTRUCTIONS)     [ ]
--------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
           0%
--------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON
           CO
--------------------------------------------------------------------------------

CUSIP No. 319828208              13D                        Page 11 of 18 Pages
--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Ward F. Correll
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a)  [ ]
            (b)  [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           SOURCE OF FUNDS
            OO
--------------------------------------------------------------------------------
5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
            [ ]
--------------------------------------------------------------------------------
6           CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
--------------------------------------------------------------------------------
                           7    SOLE VOTING POWER
NUMBER OF                           0
SHARES         --------------------------------------------------
BENEFICIALLY               8    SHARED VOTING POWER
OWNED BY                            0
EACH           --------------------------------------------------
REPORTING                  9    SOLE DISPOSITIVE POWER
PERSON                              0
WITH           --------------------------------------------------
                           10   SHARED DISPOSITIVE POWER
                                    0
--------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON
           0
--------------------------------------------------------------------------------
12         CHECK IF THE  AGGREGATE  AMOUNT  IN  ROW 11
           EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)     [ ]
--------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
           0%
--------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON
           IN
--------------------------------------------------------------------------------

                                Explanatory Note

         With this amendment, the reporting persons are amending the disclosures in the text of Item 5 of this Report with respect to their ownership of shares of First Commonwealth Corporation ("FCC"), and United Trust Group, Inc.'s ("UTI") ownership of shares of FCC.

ITEM 1. SECURITY AND ISSUER

         Not amended.

ITEM 2. IDENTITY AND BACKGROUND

         Not amended.

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

         Not amended.

ITEM 4. PURPOSE OF TRANSACTION

         Not amended.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

(a-b) On June 12, 2002, FCC was merged into UTI. The separate corporate existence of FCC ceased as a result of the merger, with UTI being the surviving corporation in the merger. Pursuant to the terms of the merger agreement between UTI and FCC, at the effective time of the merger the outstanding shares of Common Stock (other than shares held in treasury by FCC, shares held by any subsidiary of FCC and shares held by UTI, all of which were cancelled) were automatically cancelled and converted into the right to receive a cash payment of $250.00 per share. As a result, the 1,217 shares of Common Stock held by FSBI prior to the effective time of the merger were thereupon automatically cancelled and converted into the right to receive a cash payment of $250.00 per share, and the Reporting Persons ceased to beneficially own any shares of Common Stock at the effective time of the merger. The shares of Common Stock held by UTI were automatically cancelled at the effective time of the merger.

(c) Except for the cancellation and conversion of the shares of Common Stock held by FSBI as described in (a-b) above, the Reporting Persons have effected no transactions in the Common Stock of the Issuer within the past 60 days of the date of the filing of this amendment to this Schedule 13D by the Reporting Persons.

(e) As a result of the merger of FCC into UTI as described in (a-b) above, the Reporting Persons ceased to beneficially own any shares of Common Stock on June 12, 2002.

ITEM 6: CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS, OR RELATIONSHIPS
WITH RESPECT TO SECURITIES OF THE ISSUER

         Not amended.

ITEM 7: MATERIAL TO BE FILED AS EXHIBITS

         The following exhibits are filed with or incorporated by reference in this Schedule 13D:

Exhibit A-     Acquisition Agreement between FSF and UTI dated April 30, 1998, as  amended  May  29,  1998,  including  the  following  exhibits thereto:  (i) Stock Purchase  Agreement  between FSF and Larry E.
               Ryherd  dated April 30,  1998;  (ii)  Convertible  Note  Purchase
               Agreement  between FSF and James E. Melville,  George E. Francis,
               Brad M. Wilson, Joseph H. Metzger, Theodore C. Miller, Michael K.
               Borden and  Patricia G. Fowler  dated April 30,  1998;  and (iii)
               Option  Agreement  between  FSF  and UTI  dated  April  30,  1998
               (incorporated by reference to Exhibit A to the Schedule 13D filed by the Reporting Persons dated June 17, 1998, relating to the common stock of United Trust Group, Inc. (formerly United Trust,
               Inc.) (Commission No. 0-16867)).

Exhibit B-     Agreement among Reporting Persons for the  filing of a  single
               Schedule 13D pursuant to Rule 13d-l(f)(l).

Exhibit C-     Business Loan Agreement relating to the borrowing of funds by FSF
               (incorporated by reference to Exhibit C to the Schedule 13D filed by the Reporting Persons dated December 7, 1999, relating to the common stock of United Trust Group, Inc. (formerly United Trust,
               Inc.) (Commission No. 0-16867)).

Exhibit D-     Business loan  agreement  and  promissory  note relating  to  the borrowing of funds by FSBI  (incorporated by reference to Exhibit
               D to the  Schedule  13D  filed  by the  Reporting  Persons  dated
               December 7, 1999,  relating to the common  stock of United  Trust
               Group,  Inc.   (formerly  United  Trust,  Inc.)  (Commission  No.
               0-16867)).

Exhibit E-     Promissory  note  relating  to the  borrowing of funds by FSF and
               FSBI  (incorporated by reference to Exhibit H to Amendment No. 12 to  the  Schedule  13D  filed  by  the  Reporting  Persons  dated
               September  4, 2001,  relating to the common stock of United Trust
               Group,  Inc.   (formerly  United  Trust,  Inc.)  (Commission  No.
               0-16867)).

Exhibit F-     Directors, officers, members, general partners and controlling persons of Reporting Persons.

Exhibit G-     Common  Stock Purchase Agreement, dated  February 13, 2001, among
               FSBI and James E. Melville, Barbara Hartman, BJM Trust - James E.
               Melville,  Trustee, Matthew C. Hartman Trust - James E. Melville,
               Trustee,  Zachary T. Hartman Trust - James E. Melville,  Trustee,
               Elizabeth A. Hartman Trust - James E. Melville, Trustee, and Margaret M. Hartman Trust - James E. Melville, Trustee
               (incorporated by reference to Exhibit K to Amendment No. 10 to the Schedule 13D filed by the Reporting Persons dated February
               13, 2001, relating to the common stock of United Trust Group, Inc. (formerly United Trust, Inc.) (Commission No. 0-16867)).

Exhibit H-     Common  Stock  Purchase Agreement, dated February 13, 2001, among
               FSBI and Larry E. Ryherd, Dorothy L. Ryherd, Shari Lynnette Serr,
               Jarad  John  Ryherd,  Derek  Scott  Ryherd,  Dorothy  L.  Ryherd,
               Custodian for Casey Jaye Serr UGMA IL, Larry E. Ryherd, Custodian for Casey Jaye Serr UGMA IL, Steven W. Serr, Halcie B. Brown,
               Douglas W. Ryherd, Susan J. Ryherd, Douglas W. Ryherd, Custodian for Bryan D. Ryherd UGMA IL, Douglas W. Ryherd, Custodian for
               Evan  Ryherd  UGMA  IL,  Ella E.  Campbell,  Douglas  W.  Ryherd,
               Custodian for Jordan Ray Ryherd UGMA, IL, Illinois National Bank,
               Successor Trustee of the Shari Lynette Serr Irrevocable Trust under Agreement dated December 30, 1987, Illinois National Bank,
               Successor Trustee of the Jarad John Ryherd Irrevocable Trust under Agreement dated December 30, 1987, Illinois National Bank,
               Successor Trustee of the Derek Scott Ryherd Irrevocable Trust under Agreement dated December 30, 1987, Douglas W. Ryherd - IRA,
               Larry Ryherd as the  Sellers'  Agent,  Casey Jaye Serr,  Bryan D.
               Ryherd, Evan Ryherd, and Jordan Ray Ryherd (incorporated by reference to Exhibit L to Amendment No. 10 to the Schedule 13D filed by the Reporting Persons dated February 13, 2001, relating to the common stock of United Trust Group, Inc. (formerly United
               Trust, Inc.) (Commission No. 0-16867)).

Exhibit I- Assignment and Assumption Agreement, dated April 11, 2001, between FSBI and UTI (incorporated by reference to Exhibit M to Amendment No. 11 to the Schedule 13D filed by the Reporting Persons dated April 11, 2001, relating to the Common Stock of United Trust Group, Inc. (formerly United Trust, Inc.) (Commission No. 0- 16867)).

Exhibit J-     Consent  to  Assignment and  Novation, dated April 5, 2001, among
               James  E.  Melville,  Barbara  Hartman,  BJM  Trust  -  James  E.
               Melville,  Trustee, Matthew C. Hartman Trust - James E. Melville,
               Trustee,  Zachary T. Hartman Trust - James E. Melville,  Trustee,
               Elizabeth  A. Hartman  Trust - James E.  Melville,  Trustee,  and
               Margaret  M.  Hartman   Trust  -  James  E.   Melville,   Trustee
               (incorporated by reference to Exhibit N to Amendment No. 11 to the Schedule 13D filed by the Reporting Persons dated April 11,
               2001,  relating to the Common Stock of United  Trust Group,  Inc.
               (formerly United Trust, Inc.) (Commission No. 0-16867)).

Exhibit K-     Assignment  and  Assumption  Agreement,  dated  April  11,  2001, between FSBI and UTI  (incorporated  by reference to Exhibit O to
               Amendment  No.  11 to the  Schedule  13D  filed by the  Reporting
               Persons  dated April 11,  2001,  relating to the Common  Stock of
               United  Trust  Group,   Inc.   (formerly   United  Trust,   Inc.)
               (Commission No. 0- 16867)).

Exhibit L-     Consent  to  Assignment and  Novation, dated April 6, 2001, among
               Larry E. Ryherd,  Dorothy L. Ryherd,  Shari Lynnette Serr,  Jarad
               John Ryherd, Derek Scott Ryherd, Dorothy L. Ryherd, Custodian for
               Casey Jaye Serr UGMA IL,  Larry E.  Ryherd,  Custodian  for Casey
               Jaye Serr UGMA IL,  Steven W. Serr,  Halcie B. Brown,  Douglas W.
               Ryherd, Susan J. Ryherd,  Douglas W. Ryherd,  Custodian for Bryan
               D. Ryherd UGMA IL,  Douglas W. Ryherd,  Custodian for Evan Ryherd
               UGMA IL,  Ella E.  Campbell,  Douglas W.  Ryherd,  Custodian  for
               Jordan Ray Ryherd UGMA, IL,  Illinois  National  Bank,  Successor
               Trustee  of  the  Shari  Lynette  Serr  Irrevocable  Trust  under
               Agreement  dated  December  30,  1987,  Illinois  National  Bank,
               Successor Trustee of the Jarad John Ryherd Irrevocable Trust under Agreement dated December 30, 1987, Illinois National Bank,
               Successor Trustee of the Derek Scott Ryherd Irrevocable Trust under Agreement dated December 30, 1987, Douglas W. Ryherd - IRA,
               Larry Ryherd as the  Sellers'  Agent,  Casey Jaye Serr,  Bryan D.
               Ryherd, Evan Ryherd, and Jordan Ray Ryherd (incorporated by reference to Exhibit P to Amendment No. 11 to the Schedule 13D filed by the Reporting Persons dated April 11, 2001, relating to the Common Stock of United Trust Group, Inc. (formerly United
               Trust, Inc.) (Commission No. 0-16867)).

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  June 13, 2002             By:  /S/ JESSE T. CORRELL
                                      Jesse T. Correll
                                      Attorney-in-Fact on behalf of each of the
                                      Reporting Persons*



* Pursuant to the Agreement among Reporting Persons dated September 4, 2001, for the filing of a single Schedule 13D pursuant to Rule 13d-1(k), each Reporting Person has authorized Jesse T. Correll to sign on behalf of such Reporting Person any Schedule 13D or amendments thereto that are required to be filed on behalf of the Reporting Persons to this Schedule 13D.

                                  EXHIBIT INDEX

EXHIBIT NO.                DESCRIPTION


A* Acquisition Agreement between FSF and UTI dated April 30, 1998, as amended May 29, 1998, including the following exhibits thereto: Stock Purchase Agreement between FSF and Larry E. Ryherd dated April 30, 1998; Convertible Note Purchase Agreement between FSF and James E. Melville, George E. Francis, Brad M. Wilson, Joseph H. Metzger, Theodore C. Miller, Michael K. Borden and Patricia G. Fowler dated April 30, 1998; and Option Agreement between FSF and UTI dated April 30, 1998.

B+ Agreement among Reporting Persons for the filing of a single Schedule 13D pursuant to Rule 13d-l(f)(l).

C**        Business Loan Agreement relating to the borrowing of funds by FSF.

D** Business loan agreement and promissory note relating to the borrowing of funds by FSBI.

E*****     Promissory note relating to the borrowing of funds by FSF and FSBI.

F+ Directors, officers, members, general partners and controlling persons of Reporting Persons.

G*** Common Stock Purchase Agreement, dated February 13, 2001, among FSBI and James E. Melville, Barbara Hartman, BJM Trust - James E. Melville, Trustee, Matthew C. Hartman Trust - James E. Melville, Trustee, Zachary T. Hartman Trust - James E. Melville, Trustee, Elizabeth A. Hartman Trust - James E. Melville, Trustee, and Margaret
           M. Hartman Trust - James E. Melville, Trustee.

H*** Common Stock Purchase Agreement, dated February 13, 2001, among FSBI and Larry E. Ryherd, Dorothy L. Ryherd, Shari Lynnette Serr, Jarad John Ryherd, Derek Scott Ryherd, Dorothy L. Ryherd, Custodian for Casey Jaye Serr UGMA IL, Larry E. Ryherd, Custodian for Casey Jaye Serr UGMA IL, Steven W. Serr, Halcie B. Brown, Douglas W. Ryherd, Susan J. Ryherd, Douglas W. Ryherd, Custodian for Bryan D. Ryherd UGMA IL, Douglas W. Ryherd, Custodian for Evan Ryherd UGMA IL, Ella
           E. Campbell, Douglas W. Ryherd, Custodian for Jordan Ray Ryherd UGMA, IL, Illinois National Bank, Successor Trustee of the Shari Lynette Serr Irrevocable Trust under Agreement dated December 30, 1987, Illinois National Bank, Successor Trustee of the Jarad John Ryherd Irrevocable Trust under Agreement dated December 30, 1987, Illinois National Bank, Successor Trustee of the Derek Scott Ryherd Irrevocable Trust under Agreement dated December 30, 1987, Douglas W. Ryherd - IRA, Larry Ryherd as the Sellers' Agent, Casey Jaye Serr, Bryan D. Ryherd, Evan Ryherd, and Jordan Ray Ryherd.

I**** Assignment and Assumption Agreement, dated April 11, 2001, between FSBI and UTI.

J****      Consent to Assignment  and Novation, dated April 5, 2001, among James
           E. Melville, Barbara Hartman, BJM Trust - James E. Melville, Trustee, Matthew C. Hartman Trust - James E. Melville, Trustee, Zachary T.
           Hartman Trust - James E. Melville, Trustee, Elizabeth A. Hartman Trust - James E. Melville, Trustee, and Margaret M. Hartman Trust - James E. Melville, Trustee.

K**** Assignment and Assumption Agreement, dated April 11, 2001, between FSBI and UTI.

L****      Consent to  Assignment and Novation, dated April 6, 2001, among Larry
           E. Ryherd, Dorothy L. Ryherd, Shari Lynnette Serr, Jarad John Ryherd, Derek Scott Ryherd, Dorothy L. Ryherd, Custodian for Casey Jaye Serr UGMA IL, Larry E. Ryherd, Custodian for Casey Jaye Serr UGMA IL, Steven W. Serr, Halcie B. Brown, Douglas W. Ryherd, Susan J. Ryherd, Douglas W. Ryherd, Custodian for Bryan D. Ryherd UGMA IL, Douglas W. Ryherd, Custodian for Evan Ryherd UGMA IL, Ella E. Campbell, Douglas
           W.  Ryherd,  Custodian  for  Jordan  Ray Ryherd  UGMA,  IL,  Illinois
           National Bank, Successor Trustee of the Shari Lynette Serr Irrevocable Trust under Agreement dated December 30, 1987, Illinois National Bank, Successor Trustee of the Jarad John Ryherd Irrevocable Trust under Agreement dated December 30, 1987, Illinois National Bank, Successor Trustee of the Derek Scott Ryherd Irrevocable Trust under Agreement dated December 30, 1987, Douglas W. Ryherd - IRA, Larry Ryherd as the Sellers' Agent, Casey Jaye Serr, Bryan D. Ryherd, Evan Ryherd, and Jordan Ray Ryherd.


*Incorporated by reference to the Schedule 13D, dated June 17, 1998, filed by the Reporting Persons relating to the common stock of United Trust Group, Inc. (formerly United Trust, Inc.) (Commission No. 0-16867)

**Incorporated by reference to Amendment No. 6 to the Schedule 13D, dated December 7, 1999, filed by the Reporting Persons relating to the common stock of United Trust Group, Inc. (formerly United Trust, Inc.) (Commission No. 0-16867)

***Incorporated by reference to Amendment No. 10 to the Schedule 13D, dated February 13, 2001, filed by the Reporting Persons relating to the common stock of United Trust Group, Inc. (formerly United Trust, Inc.) (Commission No. 0-16867)

****Incorporated by reference to Amendment No. 11 to the Schedule 13D, dated April 11, 2001, filed by the Reporting Persons relating to the common stock of United Trust Group, Inc., (formerly United Trust, Inc.) (Commission No. 0-16867)

*****Incorporated by reference to Amendment No. 12 to the Schedule 13D, dated September 4, 2001, filed by the Reporting Persons relating to the common stock of United Trust Group, Inc., (formerly United Trust, Inc.) (Commission No. 0-16867)

+Previously filed